UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2005

RCN Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-16805	22-3498533
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

196 Van Buren Street Herndon, Virginia	20170
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 434-8200

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 5, 2005, RCN Corporation (“RCN”) entered into a stock purchase agreement with Consolidated Edison, Inc. to acquire Consolidated Edison Communications Holding Company, Inc. (“CEC”), the telecommunications subsidiary of Consolidated Edison, Inc. RCN will pay $32 million, subject to adjustment as set forth in the stock purchase agreement, to acquire all of the outstanding stock of CEC. The acquisition is expected to close in the first quarter of 2006 subject to certain customary closing conditions including, among others, the receipt of necessary regulatory approvals.

On December 6, 2005, RCN issued a press release announcing the execution of the stock purchase agreement. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

On December 5, 2005 and in connection with the execution of the stock purchase agreement, RCN entered into an amendment to its First Lien Credit Agreement dated as of December 21, 2004. See Item 2.03.

Item 2.03	Creation of a Direct Financial Obligation.

On December 5, 2005, the Company entered into an amendment to its First Lien Credit Agreement dated as of December 21, 2004 (the “First Lien Credit Agreement”), with the financial institutions party thereto, as lenders, and Deutsche Bank AG, Cayman Islands Branch, as Administrative Agent for the lenders so that RCN could enter into the stock purchase agreement with Consolidated Edison, Inc. referenced in Item 1.01. The amendment added to the First Lien Credit Agreement an additional letter of credit facility under which up to $32,000,000 of letters of credit may be issued to support obligations assumed in connection with the acquisition of CEC as well as other obligations supported by outstanding letters of credit. The amendment also made changes to the financial covenants included in the First Lien Credit Agreement to take into account the acquisition of CEC and certain additional updated assumptions. In addition, a schedule to the First Lien Credit Agreement was amended to insert items inadvertently omitted.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description

Exhibit 99.1	RCN Corporation Press Release, dated December 6, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RCN CORPORATION

Date: December 6, 2005	/S/ PETER D. AQUINO
Peter D. Aquino President and Chief Executive Officer

Exhibit Index

Exhibit Number	Description

Exhibit 99.1	RCN Corporation Press Release, dated December 6, 2005.